KPMG

303 East Wacker Drive

Chicago, IL 60601-5212

Independent Accountant's Report

The Board of Directors

BANK ONE CORPORATION:

We have examined management's assertion, included in the accompanying Report of Management, that BANK ONE CORPORATION and its subsidiaries (the "Corporation") maintained effective internal control over financial reporting as of December 31, 2002 based on criteria established in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Corporation's management has informed us that the scope of their assertion includes financial reporting presented in conformity with both accounting principles generally accepted in the United States of America, including controls over the safeguarding of assets, and the Board of Governors of the Federal Reserve System instructions for the PRY-9C report (the Consolidated Financial Statements for Bank Holding Companies). Management is responsible for maintaining effective internal control over financial reporting. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountant's and, accordingly, included obtaining an understanding of the internal control over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the internal control over financial reporting to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that BANK ONE CORPORATION and its subsidiaries maintained effective internal control over financial reporting presented in conformity with both accounting principles generally accepted in the Untied States of America, including controls over the safeguarding of assets, and the instructions for the Consolidated Financial Statements for Bank Holding Companies as of December 31, 2002, is fairly stated, in all material respects, based on criteria established in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

KPMG LLP

January 16, 2003